Exhibit 3.6
UVUMOBILE, INC.

SERIES B CONVERTIBLE PREFERRED STOCK
CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

UVUMOBILE, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent, adopted the following resolution which remains in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended to date and subsequently amended by this Certificate of Amendment (hereinafter referred to as the “Certificate of Incorporation”), the Board of Directors does hereby create, authorize and provide for the issuance of its Series B Convertible Preferred Stock, par value $0.001 per share, consisting of 10,000,000 shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:

1. Designation. The designation of such series is Series B Convertible Preferred Stock (hereinafter in this Certificate of Designation called the “Series B Preferred Stock”) and the number of shares constituting such series shall be 10,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided ,  however , that such number may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock, plus shares issuable upon the exercise of any then outstanding options, warrants or rights to acquire shares of the Series B Preferred Stock.

2. Dividends. When and if declared by the Board of Directors, the holders of the Series B Preferred Stock shall share ratably with the holders of the Common Stock in proportion to the number of shares of Series B Preferred Stock and Common Stock held by each such holder.

3. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B  Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount equal to $0.064 per share (the “Stated Value”) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon.  If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any preferred stock ranking on a parity with the Series B Preferred Stock, the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series B Preferred Stock and any preferred stock ranking on a parity with the Series B Preferred Stock shall have been paid in full, the remaining net assets of the Corporation shall be distributed ratably among the holders of Series B Preferred Stock, any preferred stock ranking on a parity with the Series B Preferred Stock and Common Stock (with each share of Series B Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fraction of a share, into which such share of Series B Preferred Stock is convertible in accordance with the terms of Section 5 hereof, immediately prior to the close of business on the business day fixed for such distribution).

(c) Any merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section 3, and the agreement or plan of merger or consolidation with respect to such merger, consolidation or sale shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b) above. The amount deemed distributed to the holders of Series B Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

4. Voting. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

5. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) share of the Corporation’s Common Stock (the “Series B Conversion Ratio”).  Such initial Series B Conversion Ratio, the rate at which shares of Series B Preferred Stock may be converted into Common Shares, shall be subject to adjustment as provided below.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares into which the Series B Preferred Stock is convertible up to the nearest whole share of the Corporation’s Common Stock.

(c) Mechanics of Conversion.

(i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice (“Conversion Notice”) that such holder elects or is required to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of Common Shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) From the date that the stockholders of the Corporation approve an amendment to the Corporation’s Certificate of Incorporation increasing the number of authorized Shares of Common Stock to at least 300,000,000 shares, the Corporation shall at all times thereafter when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Series B Conversion Ratio below the then par value of the Common Shares issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Series B Conversion Ratio.

(iii) Upon an amendment of the Corporation’s Certificate of Incorporation increasing the number of authorized Shares of Common Stock to at least 300,000,000 shares, the Corporation shall, at its sole discretion, have the right to automatically convert any shares of Series B Preferred Stock into shares of the Corporations Common Stock.

(iv) Upon any such conversion, no adjustment to the Series B Conversion Ratio shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive Common Shares in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(vi) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Conversion Ratio Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.

(i) The Series B Conversion Ratio shall be subject to adjustment from time to time as follows:

(A) If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Ratio in effect immediately prior to the issuance of such Additional Stock, the Series B Conversion Ratio in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Series B Conversion Ratio by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such issuance (including Common Shares deemed to be issued pursuant to Section 5(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 5(d)(ii)(B)) plus the number of Common Shares that the aggregate consideration received by the Corporation for such issuance would purchase at such Series B Conversion Ratio; and the denominator of which shall be the number of Common Shares outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 5(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 5(d)(ii)(B)) plus the number of shares of such Additional Stock.

However, the foregoing calculation shall not take into account shares deemed issued pursuant to Section 5(d)(i)(E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefor), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the Conversion Ratio adjustment being calculated.

(B) No adjustment of the Series B Conversion Ratio shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 5(d)(i)(E)(3) and 5(d)(i)(E)(4), no adjustment of such Series B Conversion Ratio pursuant to this Section 5(d)(i) shall have the effect of increasing the Series B Conversion Ratio above the Series B Conversion Ratio in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 5(d)(i) and Section 5(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking  into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(d)(i)(C) and 5(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 5(d)(i)(A)), the Series B Conversion Ratio, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Ratio, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 5(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of Common Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 5(d)(i)(E)) by the Corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in Section 5(d)(iii) hereof;

(B) Common Stock (excluding shares repurchased at cost by the Corporation in connection with the termination of service) issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors, or pursuant to warrants or other rights to acquire the Company’s equity securities which are authorized by the Board of Directors;

(C) Stock issued upon conversion of any Series B Preferred Stock;

(D) Warrants provided to any lender that provides financing to the Corporation or to any agent who places securities for the Corporation;

(E) Securities the issuance of which shall have been approved by the Board of Directors; and

(F) Pursuant to a bona fide “best efforts” or firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Corporation in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933 Act, as amended, and “equity lines”).

(iii) In the event the Corporation should at any time or from time to time after the date (the “Purchase Date”) that the first share of Series B Preferred Stock is sold fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Ratio shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 5(d)(i)(E).

(iv) If the number of Common Shares outstanding at any time after the Purchase Date is decreased by a combination of the outstanding Common Shares, then, following the record date of such combination, the Series B Conversion Ratio shall be appropriately increased so that the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Purchase Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in additional shares of Common Shares, then and in each such event the Series B Conversion Ratio then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Ratio then in effect by a fraction:

(i)          the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)         the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Ratio shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Shares on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock which are convertible, as of the date of such event, into such number of Common Shares as is equal to the number of additional Common Shares being issued with respect to each Common Share in such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Purchase Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property (other than cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of Common Shares receivable thereupon, the amount of securities of the Corporation that they would have received had the Series B Preferred Stock been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Shares on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5(d), 5(e) or 5(f)), then, following any such reorganization, recapitalization, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders, of the Series B Preferred Stock to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series B Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Ratio pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Ratio then in effect, and (ii) the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(j) Notice of Record Date. In the event:

(i)         the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)        of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii)       of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then, and in each such case, the Corporation will mail or cause to be mailed to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6. Redemption. On the second anniversary of the Purchase Date (the “Two Year Redemption Date”), the Corporation shall have the right, but not the obligation, to redeem, upon thirty days (30) prior written notice to the holders of all of the shares of Series B Preferred Stock, all of the then-outstanding shares of Series B Preferred Stock for cash in an amount equal to the sum of 100% of the aggregate Stated Value then outstanding and all accrued and unpaid dividends with respect to the Series B Preferred Stock. The Corporation shall honor all Conversion Notices tendered up until such amounts are paid in full. If any portion of the cash payment to redeem all of the then-outstanding shares of Series B Preferred Stock shall not be timely paid by the Corporation, interest shall accrue thereon at the rate of 10% per annum (or the maximum rate permitted by applicable law, whichever is less) until such payment is paid in full.

7. Waiver. Any of the rights of the holders of the Series B Preferred Stock set forth herein may be waived by the affirmative vote of holders representing at least 75% of the Series B Preferred Stock then outstanding.

8. Exclusion of Other Rights. Except as may otherwise be required by law or provided by contract, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

9. Rank. The Series B Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank on parity with the Corporation’s Series A-1 Convertible Preferred Stock and senior to all Junior Securities.

10. Identical Rights. Each share of the Series B Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series B Preferred Stock.

11. Certificates. So long as any shares of the Series B Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

12. Amendments. Any provision of these terms of the Series B Preferred Stock may be amended or modified if and only if holders representing at least 75% of the Series B Preferred Stock then outstanding have consented in writing or by an affirmative vote to such amendment or modification of any such provision of this Certificate of Designation.

13. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Corporate Secretary on this 13th day of February, 2008.

UVUMOBILE, INC.

By:
Name:	William J. Loughman
Title:	Chief Executive Officer

ATTEST:

By:
Name:	Ronald A. Warren
Title:	Corporate Secretary